UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 Or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2014

Signature Exploration and Production Corp.
(Exact name of Registrant as specified in its charter)

Delaware (State or other Jurisdiction of Incorporation or organization)	333-382580 (Commission File Number)	59-3733133 (IRS Employer I.D. No.)

4700 Millenia Blvd, Suite 175
Orlando, FL 32829
Phone: (844) 843-2569
Fax: (866) 929-5122
(Address, including zip code, and telephone and facsimile numbers, including area code, of registrant’s executive offices)

NA

(Former name, former address and former fiscal year, if changed since last report)

INTRODUCTORY NOTE

The purpose for this Amendment 1 is to correct the phone number and the fax number on the front page of the current report on Form 8-K that was filed immediately prior to this amendment.  Otherwise, this filing is a restatement of the original filing.

ITEM 1.01 Entry into a Material Definitive Agreement.

(See description under Item 2.1 below.)

ITEM 2.01 Completion of Acquisition of Assets.

On March 13, 2014, the Registrant (hereinafter the “Company”), entered into a definitive agreement (the “Agreement”) with Mr. Craig Ellins for the acquisition of assets (the “Assets”) to be used in the legal production and use of cannabis. The Agreement is between Mr. Ellins and the Company and is attached to this filing as Exhibit 10.1. Currently, there are approximately twenty-one states plus the District of Columbia that have laws and/or regulations that recognize in one form or another legitimate medical uses for cannabis and consumer use of cannabis in connection with medical treatment. Other states are considering similar legislation. The Assets equip the Company to be among the first to provide methods of cannabis production for the legal uses that are being legislated in the various states. The Assets include:

• a provisional patent application associated with the production or use of cannabis;
• concepts associated with the production, use of, or in any way connected with cannabis conceived or developed by Mr. Ellins or his associates;
• trademarks;
• business plans;
• investor presentations and histories;
• websites;
• trade secrets including without limitation trade secrets involving nutrient mixes;
• drawings and digital artwork;
• research analysis and reports, including without limitation a report entitled “GrowOpp Hydroponic Agriculture;
• raw materials associated with the production and use of cannabis;
• production equipment and related assets including without limitation electrical equipment, plastic molds and internal parts;
• proof-of-concept equipment; and
• URL’s associated with or intended to be associated with the production, use of, or in any way connected with cannabis.

In exchange for the Assets, the Company agreed to issue 12,500,000 restricted shares of the Company’s common stock. Of the total number of shares to be issued, 4,500,000 were issued upon the signing of the Agreement. The remainder of the shares will be issued upon reaching certain milestones. The shares were issued pursuant to the exemption from registration set forth in Section 4(2) of the Securities Act of 1933

ITEM 3.02 Unregistered Sales of Equity Securities.

(See description under Item 2.1 above.)

ITEM 5.01 Changes in Control of Registrant.

In connection with the transaction described in Item 2.1, Craig Ellins gained control of the Company by virtue of his stock ownership in the Company. As stated in Item 2.1, Mr. Ellins acquired 4,500,000 shares of common stock on March 13, 2014, in exchange for the Assets described in Item 2.1. The share acquisition gave Mr. Ellins control of the Company by virtue of holding approximately 84% of its the voting capital. Mr. Ellins will become the Chairman and CEO of the Company. Prior to March 13, 2014, the Company was controlled by Mr. Steven Weldon and Screaming Reach Investments LLC by virtue of a combined 52% ownership of the common shares of the Company.

ITEM 5.02 Departure of Certain Officer; Election of Certain Officer; Compensatory Arrangements of Certain Officers.

On March 17, 2014, Mr. Steven Weldon resigned as the Chief Executive Officer of the Company. Mr. Weldon will continue to serve as the Chief Financial Officer of the Company. A copy of Mr. Weldon’s employment agreement relating to his duties as Chief Financial Officer is attached to this current report as Exhibit 10.2.

On March 17, 2014, Mr. Craig Ellins was appointed Chief Executive Officer of the Company. Mr. Ellins' employment is pursuant to the terms and conditions of his employment agreement with the Company entered into on March 17, 2014, a copy of which is attached to this current report as Exhibit 10.3.

Mr. Ellins has a varied and impressive business background. He has spent more than 30 years discovering emerging trends and creating start-ups, from being a pioneer in companies offering 24-hour live shopping networks, to developing one of the internet's first streaming video business opportunities. He has launched new products via domestic and international television direct response advertising, including the successful Pilates Performer, BioFlex, Nature's Vision and the Voit Ab Roller. Ellins has been sought out for strategic planning by well-known companies, including NetCom, AT&T, Time Warner Inc., K-Tel International, Fingerhut Corporation, Guthy-Renker, Simitar Entertainment, and Stamina Products. Most recently, Mr. Ellins has been developing technology and trade secrets central to the production of cannabis of the variety and type that will support the legal purposes of cannabis that now exist in various states.

ITEM 9.01 Exhibits.

Exhibit No.	Exhibit Name

10.1	Asset Assignment, Acquisition and Professional Association Agreement
10.2	Employment Agreement (Steven Weldon)
10.3	Employment Agreement (Craig Ellins)

SIGNATURE PAGE

Pursuant to the requirement of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Signature Exploration and Production Corp.

Dated: March 19, 2014	By:	/s/ Steven Weldon
Steven Weldon
Chief Financial Officer and Director